Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-147940) of El Paso Pipeline Partners, L.P. and the Registration Statement (Form S-3, No. 333-165679) of El Paso Pipeline Partners, L.P. and El Paso Pipeline Partners Operating Company, L.L.C. of our report dated June 10, 2010 with respect to the consolidated financial statements and schedule of El Paso Pipeline Partners, L.P. for the year ended December 31, 2009, included in the Current Report (Form 8-K) of El Paso Pipeline Partners, L.P. dated June 10, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
June 10, 2010